As filed with the Securities and Exchange Commission on April 29, 2011

Registration No. 333-172084

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT

NO. 4 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGL Resources Inc.

(Exact name of registrant as specified in its charter)

Georgia	4924	58-2210952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Peachtree Place, NE, Atlanta, Georgia 30309

(404) 584-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul R. Shlanta, Esq.

Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Ten Peachtree Place, NE, Atlanta, Georgia 30309

(404) 584-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Lamb, Esq. Frederick J. Lark, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000	Paul C. Gracey, Jr., Esq. Senior Vice President, General Counsel and Secretary Nicor Inc. 1844 Ferry Road Naperville, Illinois 60563 (630) 305-9500	Mark D. Gerstein, Esq. Richard S. Meller, Esq. Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, Illinois 60606 (312) 876-7700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

AGL Resources Inc. has prepared this Amendment No. 4 to the registration statement (File No. 333-172084) for the purpose of filing Exhibits 5.1, 8.1, 8.2, 23.3, 23.4 and 23.5 to the registration statement with the U.S. Securities and Exchange Commission. This Amendment No. 4 does not modify any provision of the joint proxy statement/prospectus that forms a part of the registration statement and accordingly such joint proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 14-2-202(b)(4) of the Georgia Code provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Additionally, Section 14-2-202(b)(4) of the Georgia Code does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. AGL Resources’ amended and restated articles of incorporation include provisions exculpating its directors from liability to the extent permitted by Section 14-2-202(b)(4) of the Georgia Code.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify directors who are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts, outlined above, from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code. Section 14-2-856 of the Georgia Code sets forth the fullest extent to which a corporation may indemnify its directors.

Article VII of AGL Resources’ amended and restated articles of incorporation specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is a legal representative, is or was a director, shall be indemnified and held harmless to the fullest extent authorized by the Georgia Code, as the same exists or may be amended in the future, if such amendment provides broader indemnification rights than previously permitted under the Georgia Code, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The indemnification right specified in AGL Resources’ amended and restated articles of incorporation will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Article VII, Section 7.02 of AGL Resources’ amended and restated articles of incorporation specifies that AGL Resources will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification for such expenses.

Section 2.15.1 of AGL Resources’ bylaws specifies that in the case of actions brought by or in the right of AGL Resources, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, or by a majority of the members of a committee of two or more disinterested members appointed by such a vote; (ii) by special legal counsel or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination.

Section 7.1 of AGL Resources’ bylaws state that AGL Resources will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of AGL Resources, but without being subject to the same procedural conditions imposed for the indemnification of directors. AGL Resources may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy.

In addition, as authorized by Section 14-2-857 of the Georgia Code, the AGL Resources Board has authorized AGL Resources to enter into indemnification agreements with each of its officers who is not a director to provide each such officer indemnification rights equal to those permitted for its directors pursuant to the provisions of the Georgia Code outlined above.

The officers and directors of AGL Resources are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. AGL Resources pays the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits.

Exhibit Number	Document Description

2.1+	Agreement and Plan of Merger, dated as of December 6, 2010, by and among AGL Resources Inc., Apollo Acquisition Corp., Ottawa Acquisition LLC and Nicor Inc. (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).**

3.1.a	Amended and Restated Articles of Incorporation of AGL Resources Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, dated November 2, 2005).

3.1.b	Articles of Amendment to the Amended and Restated Articles of Incorporation of AGL Resources Inc., filed May 4, 2009 (incorporated by reference to Exhibit 3.1.b to Quarterly Report on Form 10-Q for the period ended June 30, 2009, and filed on July 30, 2009).

3.2	Bylaws of AGL Resources Inc., as amended April 27, 2010 (incorporated by reference to Exhibit 3.2 to Quarterly Report on Form 10-Q for the period ended June 30, 2010, and filed on July 29, 2010).

4.1	Form of Amendment to Amended and Restated Articles of Incorporation of AGL Resources Inc., as amended (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex C).**

5.1	Opinion of Kilpatrick Townsend & Stockton LLP regarding the validity of the securities being registered.

Exhibit Number	Document Description

8.1	Opinion of Dewey & LeBoeuf LLP regarding material federal income tax consequences relating to the merger.

8.2	Opinion of Latham & Watkins LLP regarding material federal income tax consequences relating to the merger.

23.1	Consent of PricewaterhouseCoopers LLP.**

23.2	Consent of Deloitte & Touche LLP.**

23.3	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5.1 to this registration statement).

23.4	Consent of Dewey & LeBoeuf LLP (included in Exhibit 8.1 to this registration statement).

23.5	Consent of Latham & Watkins LLP (included in Exhibit 8.2 to this registration statement).

24.1	Power of Attorney (included in Part II to the original Registration Statement on Form S-4 filed with the SEC on February 4, 2011).

99.1	Form of AGL Resources Inc. Proxy Card.**

99.2	Form of AGL Resources Inc. Retirement Savings Plus Plan Proxy Card.**

99.3	Form of Nicor Inc. Proxy Card.**

99.4	Consent of Goldman, Sachs & Co.**

99.5	Consent of J.P. Morgan Securities LLC.**

+	The disclosure letters and related schedules and exhibits to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules and exhibits to the Securities and Exchange Commission upon request.
**	Previously filed.

(b) Financial Statement Schedules. No financial statement schedules are required to be filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of the registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 29, 2011.

AGL RESOURCES INC.

By:	/s/ John W. Somerhalder II
John W. Somerhalder II Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Somerhalder II John W. Somerhalder II	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2011

/s/ Andrew W. Evans Andrew W. Evans	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2011

/s/ Bryan E. Seas Bryan E. Seas	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 29, 2011

+ Sandra N. Bane	Director	April 29, 2011

+ Thomas D. Bell, Jr.	Director	April 29, 2011

+ Charles R. Crisp	Director	April 29, 2011

+ Arthur E. Johnson	Director	April 29, 2011

+ Wyck A. Knox, Jr.	Director	April 29, 2011

+ Dennis M. Love	Director	April 29, 2011

+ Charles H. “Pete” McTier	Director	April 29, 2011

+ Dean R. O’Hare	Director	April 29, 2011

+ James A. Rubright	Director	April 29, 2011

+ Bettina M. Whyte	Director	April 29, 2011

+ Henry C. Wolf	Director	April 29, 2011

+By:	/s/ John W. Somerhalder II John W. Somerhalder II Attorney-in-Fact	April 29, 2011

EXHIBIT INDEX

Exhibit Number	Document Description

2.1+	Agreement and Plan of Merger, dated as of December 6, 2010, by and among AGL Resources Inc., Apollo Acquisition Corp., Ottawa Acquisition LLC and Nicor Inc. (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).**

3.1.a	Amended and Restated Articles of Incorporation of AGL Resources Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, dated November 2, 2005).

3.1.b	Articles of Amendment to the Amended and Restated Articles of Incorporation of AGL Resources Inc., filed May 4, 2009 (incorporated by reference to Exhibit 3.1.b to Quarterly Report on Form 10-Q for the period ended June 30, 2009, and filed on July 30, 2009).

3.2	Bylaws of AGL Resources Inc., as amended April 27, 2010 (incorporated by reference to Exhibit 3.2 to Quarterly Report on Form 10-Q for the period ended June 30, 2010, and filed on July 29, 2010).

4.1	Form of Amendment to Amended and Restated Articles of Incorporation of AGL Resources Inc., as amended (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex C).**

5.1	Opinion of Kilpatrick Townsend & Stockton LLP regarding the validity of the securities being registered.

8.1	Opinion of Dewey & LeBoeuf LLP regarding material federal income tax consequences relating to the merger.

8.2	Opinion of Latham & Watkins LLP regarding material federal income tax consequences relating to the merger.

23.1	Consent of PricewaterhouseCoopers LLP.**

23.2	Consent of Deloitte & Touche LLP.**

23.3	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5.1 to this registration statement).

23.4	Consent of Dewey & LeBoeuf LLP (included in Exhibit 8.1 to this registration statement).

23.5	Consent of Latham & Watkins LLP (included in Exhibit 8.2 to this registration statement).

24.1	Power of Attorney (included in Part II to the original Registration Statement on Form S-4 filed with the SEC on February 4, 2011).

99.1	Form of AGL Resources Inc. Proxy Card.**

99.2	Form of AGL Resources Inc. Retirement Savings Plus Plan Proxy Card.**

99.3	Form of Nicor Inc. Proxy Card.**

99.4	Consent of Goldman, Sachs & Co.**

99.5	Consent of J.P. Morgan Securities LLC.**

+	The disclosure letters and related schedules and exhibits to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules and exhibits to the Securities and Exchange Commission upon request.
**	Previously filed.